Filed Pursuant to Rule 433

Registration Statement No. 333–134515

PRESS RELEASE	FOR IMMEDIATE RELEASE

October 26, 2006

Uruguay Announces New Reopened Bond Issue Price for Global Exchange Offer

Montevideo, Uruguay: The Republic of Uruguay, in accordance with the schedule of its previously announced invitation to holders of Eligible Bonds to exchange their bonds for the New Reopened Bonds listed below in a series of related modified Dutch auctions launched October 19, 2006, announced today the following reopening issue prices (excluding, in each case, any related accrued and unpaid interest):

New Reopened Bond Issue Price

8.00% Bonds due 2022	106.75%
7.625% Bonds due 2036	100.75%

Information regarding the exchange offer and the related cash tender offer (collectively, the “Offer”) is described in a Prospectus dated June 5, 2006 and a Prospectus Supplement dated October 19, 2006, that have been filed with the U.S. Securities and Exchange Commission.

The Offer will expire at 4:30 p.m. (New York City time) on October 27, 2006. Settlement is currently expected to take place on or about November 14, 2006.

Citigroup, Morgan Stanley and UBS Investment Bank act as Dealer Managers for the Offer, and Citibank N.A. acts as Exchange Agent. Dexia Banque Internationale à Luxembourg acts as Luxembourg Exchange Agent.

Holders of Eligible Bonds or their custodians may request a copy of the invitation document from DF King 1-800-859-8511 (toll free number), 1-(212)-269 5550 (outside US).

A holder of Eligible Bonds desiring to participate in any of the exchange offers or the cash tender offer must submit, or arrange to have submitted on its

1

behalf, a duly completed letter of transmittal electronically via the Offer Website. The Offer Website is only accessible by password, which a holder may obtain by contacting Citigroup (New York 212-723-9474; London 44-207-986-9283). The holder, or the person acting on its behalf, must follow the procedures for submitting the letter of transmittal and delivering bond instructions described in the materials relating to the offers and the cash tender offer posted at that Offer Website.

The invitation is being made pursuant to the prospectus supplement and the prospectus, which are available on the SEC website at:

http://www.sec.gov/Archives/edgar/data/102385/000095012306012737/y25981be424b5.htm

The following additional information of Uruguay and regarding the invitation is available from the SEC’s website and also accompanies this free-writing prospectus:

http://www.sec.gov/Archives/edgar/data/102385/000090342306001145/repofuruguay-fwp_1020.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the joint dealer managers or the exchange agent will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407 or from outside the U.S. to 212-723-6171 (call collect) or Morgan Stanley & Co. Incorporated at 1-866-718-1649 or from outside the U.S. to 212-761-4000 (call collect) or UBS Securities LLC at 1-800-503-4611 or 1-888-722-9555 ext. 1088.

This announcement is not an offer or a solicitation of offers to exchange any securities. The offers are being made solely by the Prospectus Supplement and Prospectus referred to above. The distribution of materials relating to the offers, and the transactions contemplated by the offers, may be restricted by law in certain jurisdictions. If materials relating to the offers come into your possession, you are required by Uruguay to inform yourself of and to observe all of these restrictions. The materials relating to the offers do not constitute, and may not be used in connection with, an offer or solicitation in any place where such offers or solicitations are not permitted by law.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

2